EXHIBIT 10.12

ESTABLISHMENT AGREEMENT
dated
September 30, 2004
between the
Government of Jamaica
and
St. Ann Bauxite Limited

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY ASTERISKS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Table of Contents

Page #

Article I Definitions	2

1.01 Definitions	2

Article II CERTAIN IMPLEMENTING MATTERS	4

2.01 Implementing Agreements	4
2.02 Certain Statutory Designations	4
2.03 Publication of Orders and Amendment of Acts	5
2.04 Managing Partner	5
2.05 Substitution of Rights of Others	5
2.06 Investment Arrangements	5

Article III BAUXITE RESERVES; LANDS	5

3.01 Bauxite Reserves	5
3.02 Mining Lands Adjustment Provisions	6
3.03 Access to and Use of Lands	7
3.04 Acquisition and Disposition of Lands	9

Article IV EXPANSION BY THE GOVERNMENT	9

4.01 Expansion by the Government	9

Article V INCOME TAX	10

5.01 Tax Rate; Application	10
5.02 Sales Revenue	10
5.03 Expenses	11
5.04 Form of Payment of Taxes	11
5.05 Tax on Dividends and other Payments	11
5.06 Connected Persons	11
5.07 Double Taxation	12

Article VI PRODUCTION LEVY	12

6.01 Production Levy	12
6.02 [No Heading]	13

Article VII ROYALTIES	14

7.01 Royalties	14
7.02 Monohydrate Levels	14

Table of Contents (continued)

Page #

Article VIII OTHER TAXES AND CHARGES	14

8.01 Other Taxes and Charges	14
8.02 Property Tax	14
8.03 Customs Duties and Other Similar Impost	15
8.04 Consultation on Extension of Fiscal Regime	15

Article IX (INTENTIONALLY OMITTED)	16

Article X MINIMUM PRODUCTION REQUIREMENTS	16

10.01 Minimum Production Requirements	16

Article XI GOVERNMENT OPTION FOR UNUSED CAPACITY	16

11.01 Option to Government	16
11.02 Establishing and Paying for Shortfall	17
11.03 Annual Capital Charge	18
11.04 Further Assurances	18

Article XII APPROVALS AND AGENTS	18

12.01 Permits and Approvals	18
12.02 Agents and Contractors	18

Article XIII SETTLEMENT OF DISPUTES	18

13.01 Settlement of Disputes	18
13.02 Arbitration Procedures	19
13.03 Continued Effectiveness	21

Article XIV MISCELLANEOUS	21

14.01 Force Majeure	21
14.02 Notices	21
14.03 Assignment	23
14.04 Integration, Modification and Waiver	23
14.05 Headings	23

Article XV TERM AND EFFECTIVENESS OF AGREEMENTS	23

15.01 Effective Date and Term of this Agreement	23
15.02 Execution and Effectiveness of Implementing Documents	24
15.03 Rights and Obligations Surviving Expiration	24

Table of Contents (continued)

Page #
Exhibits

Exhibit A-1	—	Special Mining Lease

Exhibit A-2	—	Special Reserves Map

Exhibit B	—	Deed of Partnership

Exhibit C	—	Management Agreement

Exhibit D	—	Mining Agreement

Exhibit E	—	Agency Agreement

Exhibit F	—	Century Aluminum Company Undertaking

Exhibit G	—	Noranda Aluminum, Inc. Undertaking

Exhibit H	—	Government of Jamaica Undertaking

Schedules

Schedule 3.03(a)	—	GOJ Lands

Schedule 3.03(a)(i)	—	Rental Lands Formula

Schedule 7.02	—	Monohydrate Certification

ESTABLISHMENT AGREEMENT
     THIS AGREEMENT is made on the 30th day of September, 2004 by and between THE GOVERNMENT OF JAMAICA acting through the Minister of Finance and Planning and the Minister of Development (hereinafter called the “Government”) and ST. ANN BAUXITE LIMITED, a company organized and existing under the laws of Jamaica (hereinafter called “St. Ann Bauxite”).
W I T N E S S E T H:
     WHEREAS, the Government, Kaiser Bauxite Company, a corporation organized and existing under the laws of the State of Nevada, United States of America (hereinafter called, “Kaiser Bauxite”) and Kaiser Aluminum & Chemical Company, a corporation organized and existing under the laws of the State of Delaware, United States of America (hereinafter called, “Kaiser Aluminum”) entered into an agreement, dated 2 February 1977, providing for the grant by the Government to Kaiser Bauxite of mining leases entitling it to mine bauxite in Jamaica and related matters, including the establishment of the Original Partnership (as hereinafter defined) (as supplemented and amended from time to time prior to the date hereof, the “1977 Agreement”); and
     WHEREAS, Kaiser Bauxite and Jamaica Bauxite Mining Limited, a company organized and existing under the laws of Jamaica and which is wholly-owned by the Government (hereinafter called “JBM”), established a partnership pursuant to a Deed of Partnership, dated October 26, 1979 (the “Original Partnership”); and
     WHEREAS, Kaiser Bauxite and the Original Partnership entered into a Management Agreement, dated 26 October 1979, pursuant to which Kaiser Bauxite was appointed to manage the operations of the Partnership; and
     WHEREAS, Kaiser Bauxite and the Original Partnership entered into a Mining Agreement, dated 26 October 1979, pursuant to which the Original Partnership was contracted to conduct mining operations on Kaiser Bauxite’s behalf pursuant to the mining leases granted to it by the Government; and
     WHEREAS, Kaiser Bauxite has agreed to sell and St. Ann Bauxite has agreed to purchase all of Kaiser Bauxite’s rights, title and interest in and to the Original Partnership, including its undivided interest in the assets and property of the Original Partnership, and Kaiser Bauxite’s liabilities associated with the Original Partnership, but not including certain KBC Excluded Assets, and certain KBC Retained Liabilities, all on terms and conditions set forth in that certain Purchase Agreement dated as of May 17, 2004 entered into by and among Kaiser Bauxite, Kaiser Aluminum, St. Ann Bauxite and Gramercy Alumina LLC (hereinafter referred to as the “Asset Purchase Agreement”), a certified copy of which has been presented to the Government; and
     WHEREAS, contemporaneously herewith the Government, JBM, Kaiser, Kaiser Aluminum and St. Ann Bauxite have entered into a Transaction Consent Agreement wherein, among other things, JBM has consented to the transfer by Kaiser Bauxite to St. Ann Bauxite of its interests in the assets and property of and its interests in the Original Partnership, as contemplated by the Asset Purchase Agreement; and
     WHEREAS, as a consequence of and in connection with the consummation of the sale, St. Ann Bauxite and JBM will form a Partnership that will continue the business and operations of the Original Partnership.
     NOW, THEREFORE, it is hereby mutually agreed as hereinafter set forth:
ARTICLE I
DEFINITIONS
     1.01 Definitions.
     The following terms shall have the following meanings when used in the Agreement, unless the context shall otherwise require:
          “Affiliate” means any Person that directly or indirectly by whatever means controls, is controlled by, is under common control with the Person in question, and in the case of each of St. Ann Bauxite and the Partnership, shall include each of Century Aluminum Company and Noranda Aluminum, Inc. and their subsidiaries (including Gramercy Alumina LLC).
          “Agency Agreement” means an agreement in the form attached hereto as Exhibit E, as the same may be supplemented and amended from time to time.
          “Agency Lands” means Land acquired after the date hereof for and in the name of the Government as contemplated in Section 3.04(b), for so long as it is in the possession of the Partnership in accordance with the Agency Agreement.
          “Bauxite,” whether used in capitalized or uncapitalized form, means those aluminous laterites containing hydrated aluminum oxide which are capable of being processed and manufactured into alumina in an efficient manner.
          “Bauxite Reserves Requirement” shall have the meaning specified in Section 3.01(b).
          “Century Aluminum Company Undertaking” means an undertaking in the form attached as Exhibit F.
          “Dollars” and the sign “$” mean United States Dollars.
          “Effective Date” means the date specified in Section 15.01 of this Agreement for commencement of the term of this Agreement.

          “GOJ Lands” means land owned by the Government on the date of this Agreement and identified in Schedule 3.03(a), for so long as it is in the possession of the Partnership in accordance with the Agency Agreement.
          “Government of Jamaica Undertaking” means an undertaking in the form attached as Exhibit H.
          “Gramercy Plant” means the alumina refining facility located in Gramercy, Louisiana, United States of America, that Kaiser Aluminum has agreed to sell and Gramercy Alumina LLC has agreed to purchase pursuant to the Asset Purchase Agreement.
          “Implementing Documents” means each and all of those agreements, leases and other documents, forms of which are set forth in Exhibits A through H to this Agreement.
          “Jamaican Dollar” and “J $” mean Jamaican Dollars.
          “Lands” mean lands and rights and interests therein, that are included in a St. Ann Mining Lease.
          “Management Agreement” means an agreement in the form attached hereto as Exhibit C, as the same may be supplemented and amended from time to time.
          “Mining Agreement” means an agreement in the form attached hereto as Exhibit D, as the same may be supplemented and amended from time to time.
          “Mining Lease” means a Special Mining Lease in the form attached hereto as Exhibit A-1, as such mining lease may be supplemented and amended from time to time.
          “MT” means a unit of metric weight of 1,000 kilograms.
          “New Mining Lease” means any Special Mining Lease granted by the Government to St. Ann Bauxite after the Effective Date pursuant to the terms of the Mining Lease and/or this Agreement, as the same may be supplemented and amended from time to time.
          “Noranda Aluminum, Inc. Undertaking” means an undertaking in the form attached as Exhibit G.
          “Partner” means either of JBM or St. Ann Bauxite, in such Person’s capacity as a partner in the Partnership, or any of its successors and permitted assigns in such capacity.
          “Partnership” means the Partnership organized and operated pursuant to the Partnership Deed.
          “Partnership Deed” means a Deed of Partnership in the form attached hereto as Exhibit B, as the same may be supplemented and amended from time to time.

          “Person” means any individual, partnership, committee, association, corporation, unincorporated organization, trust or government or political subdivision thereof or any other body of persons, natural or juridical.
          “Reserve Map” means the map annexed as Exhibit A1 to the Mining Lease.
          “Special Reserves Map” means the map annexed hereto as Exhibit A-2.
          “St. Ann Mining Lease” means, collectively, the Mining Lease and the New Mining Leases.
ARTICLE II
CERTAIN IMPLEMENTING MATTERS
     2.01 Implementing Agreements.
     In implementation of certain of the provisions of this Agreement, and other understandings, the parties have agreed that they will execute, or will cause to be executed, in accordance with the provisions of Section 15.02, the following agreements in the forms attached hereto:
          1) the Mining Lease from the Government to St. Ann Bauxite, attached hereto as Exhibit A-1;
          2) the Partnership Deed between JBM and St. Ann Bauxite, attached hereto as Exhibit B;
          3) the Management Agreement between the Partnership and St. Ann Bauxite, attached hereto as Exhibit C;
          4) the Mining Agreement among the Partnership, JBM and St. Ann Bauxite, attached hereto as Exhibit D;
          5) the Agency Agreement among the Commissioner of Lands, JBM, St. Ann Bauxite and the Partnership, attached hereto as Exhibit E;
          6) the Century Aluminum Company Undertaking, attached hereto as Exhibit F;
          7) the Noranda Aluminum, Inc. Undertaking, attached hereto as Exhibit G; and
          8) the Government of Jamaica Undertaking, attached hereto as Exhibit H.
     2.02 Certain Statutory Designations.
     With effect from the Effective Date, St. Ann Bauxite shall be declared a “Recognised Bauxite Producer” in accordance with Bauxite and Alumina Industries (Encouragement) Act

(hereafter referred to as the “Encouragement Act”) and a “Bauxite Producer” and an “Associated Producer” in accordance with the Bauxite and Alumina Industries (Special Provisions) Act.
     2.03 Publication of Orders and Amendment of Acts.
     The Government undertakes to make and publish all necessary orders consistent with this Agreement including designations under the Bauxite and Alumina Industries (Encouragement) Act and the Bauxite and Alumina Industries (Special Provisions) Act.
     2.04 Managing Partner.
     The Government will join with St. Ann Bauxite in procuring that the Partnership appoints, and the Government will procure that JBM concurs and agrees to the appointment of, St. Ann Bauxite to be the Managing Partner of the Partnership on the terms contained in the Management Agreement.
     2.05 Substitution of Rights of Others.
     The Government agrees that if it extends to any other bauxite producer a fiscal regime which in any respect is more favourable to such producer than the fiscal regime provided in this Agreement, then if St. Ann Bauxite so requests, this Agreement will be amended, retroactively if necessary, so that St. Ann Bauxite will be on a basis no less favourable than such producer. The provisions of this section shall not apply in the event of the Government agreeing to grant to any other bauxite producer special benefits on account of circumstances applicable to that producer and such circumstances are temporary in nature, or in the opinion of the Government warrant special treatment in the national interest.
     2.06 Investment Arrangements.
     The Government will give such reasonable assistance as is needed to enable St. Ann Bauxite or its shareholders to obtain from any agency or department of any government other than the Government any investment or similar guarantees that may be sought by or for the benefit of St. Ann Bauxite with respect to this Agreement. The foregoing shall not be construed as affecting the authority of the Partnership’s executive committee or the Partners in respect of activities by the Partnership.
ARTICLE III
BAUXITE RESERVES; LANDS
     3.01 Bauxite Reserves.
          (a) In accordance with Section 15.02, the Government is granting to St. Ann Bauxite on the date hereof, the Mining Lease (i) for the lands outlined in the Reserve Map (being lands that are estimated by the Commissioner of Mines to contain mineable bauxite reserves of a quantity and quality sufficient to satisfy the bauxite production requirement of St. Ann Bauxite at its current production rate of 4,500,000 dry MT per year (the “Bauxite Reserves Requirement”)) and (ii) which is for a term ending on its anniversary in 2030. The understandings between the parties with respect to the availability of bauxite reserves are set forth in the Mining Lease and in this Article. The Government undertakes that nothing done by it will adversely affect the availability of the bauxite reserves to be included in the Mining Lease or any New Mining Lease, except as otherwise contemplated in Section 3.02(a).
          (b) In the event that St. Ann Bauxite’s customer requirements increase, including its customers that are its Affiliates, or the Partners expand the Partnership’s bauxite producing operations, the Government agrees to assess the feasibility of granting a New Mining Lease and St. Ann Bauxite and the Government agree to cooperate to define and select specific areas of bauxite-bearing lands for inclusion in such New Mining Lease, taking into account availability, quality, location and the other factors bearing on the costs.
          (c) Prior to the third anniversary hereof, St. Ann Bauxite and the Commissioner of Mines or his agent shall assess whether the lands that are the subject of the Mining Lease granted pursuant to Article 3.01(a) contain a sufficient quantity or quality of mineable bauxite to satisfy the Bauxite Reserves Requirement. In the event that it is mutually determined that the said lands do not contain a sufficient quantity or quality of mineable bauxite to satisfy the Bauxite Reserves Requirement, then as provided in the Mining Lease the Government shall modify the Mining Lease or grant a New Mining Lease by adding thereto additional bauxite reserves. The additional reserves shall be taken from lands identified as Blocks 12 and 13 on the Special Reserves Map. The additional lands required to meet the Bauxite Reserves Requirement shall be taken firstly from lands contained in Block 12 and thereafter from lands contained in Block 13.
     3.02 Mining Lands Adjustment Provisions.
          (a) In the event that the Government elects in the national interest to develop any Lands for a major non-bauxite mining project it shall so notify St. Ann Bauxite, specifying the Lands which are to be surrendered to it. As soon as practicable after receipt of such notice, St. Ann Bauxite shall surrender such Lands to the Government in exchange for the receipt by St. Ann Bauxite of:
               (i) a modification of the Mining Lease or a mining lease granted by the Government to St. Ann Bauxite on the same terms as the mining lease under which St. Ann Bauxite was entitled to mine the surrendered Lands, for the purpose of mining bauxite in, under or upon such additional lands as close as possible to and accessible to the Lands as are estimated by St. Ann Bauxite and the Commissioner of Mines or his duly authorized agent to contain mineable bauxite reserves of an amount and quality approximately equivalent to those contained in the Lands being surrendered under this Section; and
               (ii) reasonable compensation for any disturbance of passageways, works, buildings or other properties which belong to St. Ann Bauxite, the Partnership or any or their agents or contractors.
          (b) If pursuant to the provisions of this Section 3.02, the Government is required to modify the Mining Lease or grant to St. Ann Bauxite a mining lease over additional lands in substitution for any Lands being surrendered, St. Ann Bauxite may refuse such modification or mining lease and the Government shall thereupon be relieved of its obligation to grant the mining lease. St. Ann Bauxite shall not as a result of such refusal be precluded in any way from receiving additional mining leases pursuant to Clause 2 of the Special Conditions of the Mining Lease or the corresponding provisions of any other St. Ann Mining Lease.
     3.03 Access to and Use of Lands.
          (a) The Government shall grant to the Partners and the Partnership possession of the GOJ Lands and the Agency Lands in order to conduct mining operations and other activities related to the mining of bauxite; provided that the Government’s obligations to grant possession of Agency Lands is subject to the provisions of Section 3.04 and the Agency Agreement. Lands made available by the Government under this Section 3.03(a) shall be on the following terms:
               (i) Annual rent (dedication and depletion) shall be paid annually in advance starting on the Effective Date and thereafter on each anniversary thereof during the term of this Agreement. The rent (dedication and depletion) shall be computed as set forth on Schedule 3.03(a)(i), it being understood that for each year, the dedication and depletion fees shall be calculated in accordance with the current formula (as set forth on Schedule 3.03(a)(i)) save and except that the formula shall be amended so that the “New Acreage” (or “NA”) component of the formula is excised from the formula.
               (ii) Insofar as the Partnership and the Partners will fund all costs, expenses, charges and expenditures included as Land Lease Fees in the Mining Charges pursuant to the Mining Agreement, no further rents will be owed directly to the Government in respect of the Agency Lands.
          (b)    (i) Agency Lands shall be made available to the Partnership for resettlement purposes upon payment to the Government by the Partnership of one-third of the acquisition cost therefor. The parties shall cause to be prepared such documentation as may be required.
               (ii) GOJ Lands may be made available for resettlement purposes on such payment and other terms as are mutually agreed between the Government and the Partnership.
          (c) The Government covenants with St. Ann Bauxite that, subject to applicable laws governing mining, the Government shall not disturb, interfere with, or interrupt the Partnership’s or any third party’s enjoyment and possession of any Land that is in the Partnership’s possession pursuant to Section 3.03(a) or (b) or has been transferred or conveyed to a third party pursuant to Section 3.04(b).
          (d) The Partners or the Partnership shall deliver possession of parcels of GOJ Land and Agency Land to the Government by way of notification and delivery of the corresponding Certificates of Title issued to the Government upon the earliest of the following events: (i) thirty days after the date of the issue by the Commissioner of Mines of a certificate to the effect that every acre mined within that parcel of land has been duly restored in accordance with applicable laws and regulations; or (ii) thirty days after the date on which the Partnership notifies the Commissioner of Mines that no mining operations have been or are intended to be carried out on land; or (iii) thirty days after the date of surrender by St. Ann Bauxite or the Partnership of the St. Ann Mining Leases; or (iv) in the event that a certificate of title is not available within the applicable thirty-day period under clause (i), (ii) or (iii) above, within such later time period as shall be agreed by the parties; provided that, subject to the payment required under Section 3.03(b), the Partners and the Partnership shall not be obligated to so deliver to the Government any Agency Land which they notify the Government within the time period specified in the applicable clause above that they propose to retain for resettlement or possible resettlement use.
          (e) The Partners and the Partnership shall continue to have the right to use any road or passageway constructed on Lands for so long as the same is reasonably required for use by the Partnership in connection with its mining operations.
          (f) If the Government uses or develops, or permits anyone to use or develop any GOJ Lands or Agency Lands in the possession of the Partnership, by building or erecting any structures thereon which increase the cost to the Partnership of mining the bauxite therefrom, the Government will bear such increased cost.
          (g) In accordance with the provisions of the Mining Act, the Mining Regulations, the Encouragement Act, the Bauxite Industry (Declaration of Recognized Producer) (St. Ann Bauxite Limited) Order 2004 and any other statutory provision, regulation or order and as provided in Section 3.03(h) below, the Partnership and the Partners shall have, and be under, an obligation to maintain in agricultural or pastoral productivity, and to pay the costs or expenses of such agricultural or pastoral maintenance, productivity or development of the Lands, during any period when the Partners or Partnership is in occupation or possession of such Lands.
          (h) If, during the period when the Partnership is in possession of any parcel of Land pursuant to the terms of this Agreement, the Partnership is not actually carrying on mining activities on such Land or is not developing or using such Land for resettlement purposes, the Partnership shall use its best efforts consistent with the best interests of its bauxite mining operations, to use, administer and manage such Land in its possession for agricultural, pastoral or other productive purposes in accordance with applicable law, and the Partnership shall be entitled to sublease the whole or any part of such Land for agricultural pastoral or other productive use on such terms and conditions as St. Ann Bauxite determines are appropriate under the circumstances.
          (i) The obligations of St. Ann Bauxite with respect to the restoration, reclamation and rehabilitation of the Lands shall be those contained in the Bauxite Industry (Declaration of Recognized Producer) (St. Ann Bauxite Limited) Order 2004, which order shall, except as provided herein, continue to be in effect for the term of this Agreement, provided that amounts payable to the Government in lieu of restoration shall be as provided in the Mining Regulations, as amended from time to time.
          (j) As long as any St. Ann Mining Lease remains in force, St. Ann Bauxite and the Partnership, and their contractors, servants and agents shall, subject to the provisions of the Mining Act, be entitled, with or without workmen, vehicles, equipment or machines, to free access and entry to any or all of the Lands and shall be at liberty to survey the whole or any part thereof, to sink shafts and drill holes thereon, to prospect thereon and to take and remove all such samples of ore and/or soil as they may deem necessary to test the mineral bearing qualities of such Lands. In the event that they drill holes or shafts, they shall fill such holes or shafts upon completion.
          (k) St. Ann Bauxite and the Partnership shall be entitled, without being required to make any application under Section 59 of the Mining Act to all rights of passageway as it may consider necessary or desirable for or incidental to any of its mining operations over any or all of the GOJ Lands or Agency Lands.
     3.04 Acquisition and Disposition of Lands.
          (a) During the term of this Agreement, and subject to the other provisions of this Agreement and to the Agency Agreement, St. Ann Bauxite and JBM shall have the right, at their or the Partnership’s cost and expense, to acquire, lease and dispose of lands for the purposes of the activities and operations in Jamaica of the Partnership, including Lands and other lands as may be necessary or desirable for roadways, passageways, cableways and other infrastructure and support facilities or for housing and recreational facilities for employees.
          (b) All Lands acquired by the Partners or the Partnership for mining and related purposes, such as access roads and cableways shall be acquired for and in the name of the Government, in accordance with the Agency Agreement; it being understood that Lands being acquired solely for immediate assignment or other conveyance to third parties or resettlement purposes, for support facilities or for housing and recreational facilities for employees shall not be so acquired under the Agency Agreement.
          (c) None of the Partners nor the Partnership shall have any authority to dispose of any GOJ Lands or Agency Lands. The foregoing prohibition shall not be construed as affecting the parties rights and obligations under Section 3.03(b).
          (d) The Government shall cooperate with the Partners and the Partnership to such extent as may be or become necessary in any proceeding required to be taken by or taken against them or the Partnership in connection with or arising out of the use by the Partnership of GOJ Lands or Agency Lands made available by the Government pursuant to Section 3.03(a), but all costs and expenses, including legal fees, and damages, to the extent of St. Ann Bauxite’s liability therefor, if any, shall be paid and borne by St. Ann Bauxite, and St. Ann Bauxite hereby agrees to indemnify and save harmless the Government from all liability for the payment of such costs, expenses and all other outgoings which may from time to time be incurred or imposed on the Government in respect thereof.

ARTICLE IV
EXPANSION BY THE GOVERNMENT
     4.01 Expansion by the Government.
          (a) The Government will be entitled to expand production of bauxite by the Partnership. It, however, will be responsible for providing all funds necessary to finance any necessary acquisition of additional facilities and for obtaining mining leases for bauxite reserves for the expanded production. The Government will take for its own use or sale all bauxite produced as a result of such expansion of production at a mining charge determined in the same manner as the mining charge paid by St. Ann Bauxite. If the Government expands production of the Partnership, the Government will pay St. Ann Bauxite an annual charge for use of St. Ann Bauxite’s share of the Partnership’s assets computed in the same manner as the charge paid by St. Ann Bauxite to JBM under the Partnership Deed, in proportion to the total amount of bauxite produced.
          (b) In the event that the Government expands production, this Agreement and the Implementing Documents will be revised as necessary to reflect the agreement between the Government and St. Ann Bauxite with respect to expansion.
ARTICLE V
INCOME TAX
     5.01 Tax Rate; Application.
          (a) St. Ann Bauxite shall be subject to income tax and shall make provisional and final payment of any amounts owed in accordance with the Income Tax Act of Jamaica, save and except as otherwise provided in this Article V.
          (b) The fiscal regime in this Agreement is agreed to on the basis that the maximum rate of income tax applicable to St. Ann Bauxite shall be 33.3%.
          (c) The Partnership shall not be treated as a taxpayer nor as having profits subject to income tax.
          (d) St. Ann Bauxite shall submit certified copies of financial statements, balance sheets and operating statements of the Partnership for each calendar year to the Commissioner responsible for Income Tax within sixty (60) days after the end of such calendar year.
     5.02 Sales Revenue.
          (a) For the purpose of arriving at taxable income, (i) St. Ann Bauxite’s revenues from sales and shipments of bauxite to customers that are not Affiliates of St. Ann Bauxite shall be recognized at the actual contract price for such sales; and (ii) St. Ann Bauxite’s revenues from sales and shipments of bauxite to customers that are Affiliates of St. Ann Bauxite shall be recognized at the market price for such sales (the “Market Price”).
          (b) For purposes of clause (ii) of Section 5.02(a) above, the parties have agreed that the market price for sales of bauxite from and after the Effective Date through December 31, 2005 is US$[***] per dry MT. Starting no later than July 1, 2005, the parties will negotiate in good faith to agree on the applicable Market Price for periods after December 31,

2005. If ninety (90) days after commencement of any such negotiations the parties are unable to agree on an applicable price, they will jointly appoint an independent expert to determine the price, based on the parties’ respective proposals. In the absence of agreement as to an independent expert, either party may request that such expert be appointed by the President for the time being of the International Chamber of Commerce. Until the Market Price for periods after December 31, 2005 is determined in accordance with the foregoing, such Market Price shall be deemed to be US$[***] per dry MT escalated or reduced by the percentage that an increase or decrease has occurred in the U.S. Department of Labor Bureau of Labor Statistics U.S. Producers Price Index for Industrial Commodities (“Index”) for the average of the monthly Indices of the calendar year in which shipments of bauxite are made, as compared to the average of the monthly Indices which were in effect for the calendar year 2004.
     5.03 Expenses.
     For the purpose of arriving at taxable income for any calendar year, St. Ann Bauxite’s deductible expenses shall be the total of (a) (i) all of its operating costs for mining and related purposes, including all direct land acquisition, rental, mining, reclamation, resettlement, transportation, railroading, processing, drying, shipping and administrative costs, plus (ii) depreciation (being initial and annual allowances determined in accordance with the First Schedule to the Income Tax Act), for that year, which amounts in this clause (a) shall include the total amount of mining charges charged to St. Ann Bauxite by the Partnership under the Mining Agreement (including the Land Lease Fees component thereof); and (b) all other costs, charges and expenses incurred in connection with St. Ann Bauxite’s bauxite mining and related activities, which shall be deemed to include, but shall not be limited to, bauxite royalties, the asset usage fee under Section 17.03 of the Partnership Deed, demurrage, and such management fees and other expenses incurred in respect of services provided by Affiliates of St. Ann Bauxite, but subject to the proviso in Section 8.05 of the Management Agreement.
     5.04 Form of Payment of Taxes.
     The income tax payable by St. Ann Bauxite in Jamaica shall be payable in United States dollars to such bank or banks in the United States of America or Jamaica as may be designated by the Government, and accordingly all books, records and statements, including computations for income tax, shall be kept and made in United States dollars and shall be open to inspection by the Commissioner responsible for Income Tax.
     5.05 Tax on Dividends and other Payments.
     Notwithstanding any other provision in this Article V, no withholding tax of any nature will be required on dividends or other branch profit remittances by St. Ann Bauxite to the recipient thereof to the extent such dividends or other remittances are not taxable by the jurisdiction where such recipient is domiciled or resident.
     5.06 Connected Persons.
          (a) Any St. Ann Bauxite connected person (as defined in the Income Tax Act) which engages in any transactions or dealings with St. Ann Bauxite or the Partnership which give rise to business profits in Jamaica shall not be subject to any Jamaican income tax so long as such connected person does not have a permanent establishment (as defined in any of the Treaties referred to in Section 5.06(b) below) in Jamaica.
          (b) For the purpose of this Agreement, the term “business profits” shall have the same meaning as that contained in Article 7 of the Double Taxation Treaty between Jamaica and the United States of America dated December 29, 1981, as in effect for taxable years beginning on or after January 1, 1982 (hereinafter referred to as the “U.S. Treaty”).
          (c) Notwithstanding the preceding Section 5.06(b), both parties agree that in no event shall the occurrence of any acts, transactions or dealings by or on behalf of a St. Ann Bauxite connected person in pursuance of this Agreement or any Implementing Document, while the fiscal provisions of this Agreement are in effect, solely by themselves cause any such St. Ann Bauxite connected person to be treated as having a permanent establishment in Jamaica.
     5.07 Double Taxation.
     In the event of double taxation arising from actions by Jamaica or any other jurisdiction with respect to any of the matters covered by this Agreement, then St. Ann Bauxite may, subject to the provisions of any applicable income tax treaty which includes provisions for relief from double taxation, request a review and discussion of the action giving rise to such double taxation and the Government shall take such reasonable action as the parties hereto may deem proper and appropriate in the circumstances to endeavour to avoid or reduce such double taxation. Nothing contained in this Section shall expressly or by implication create any obligation on the part of the Government to waive, reduce or remit in whole or in part any tax provisions which St. Ann Bauxite shall have paid or shall be liable to pay under the fiscal regime provisions of this Agreement.
ARTICLE VI
PRODUCTION LEVY
     6.01 Production Levy.
          (a) St. Ann Bauxite will pay to the Government an extraction tax to be known as the bauxite production levy (the “Production Levy”) in respect of its share of all bauxite or laterite extracted or won from the St. Ann Mining Lease in each calendar year, but for administrative convenience, the amount of Production Levy payable shall be determined on the basis of the bauxite actually shipped (i.e. exported) expressed in MT as hereinafter provided for the calendar year. To the extent that bauxite mined is transferred or sold to the Government, Production Levy shall be paid by the party on whose behalf the bauxite is actually being shipped (exported). The Production Levy payable by St. Ann Bauxite shall be calculated and paid in U.S. Dollars.
          (b) As used in this Section 6.01:
               (i) The term “Bauxite Shipments” shall mean the bauxite actually shipped in such calendar year expressed in MT determined by using methods verifiable to the Government.

               (ii) The term “LMEP” shall mean the average of the three months seller price for 99.7 percent purity aluminum in U.S. Dollars per Metric Ton quoted by the London Metal Exchange as published in Metal Bulletin under the caption “Metal Bulletin (month) Averages” in the section “London Metal Exchange high, low and average (month) (days)” in the column “(month) Average” for the calendar year in question. In the absence of an LMEP, St. Ann Bauxite and the Government will negotiate toward agreeing on a mutually acceptable alternative pricing mechanism. In the event the parties fail to reach an agreement within sixty (60) days of either party having notified the other to enter into discussions to agree to an alternative pricing mechanism, then the Chairman of the London Metal Exchange in London, U.K. or his nominee shall be requested to select a suitable reference in lieu thereof and/or appropriate amendment to the terms of this Section 6.01(b)(ii). The decision of the Chairman or his nominee shall be final and binding on the parties.
          (c) Production Levy Formula:
               (i) The Production Levy payable with respect to each calendar year that this Section 6.01 is in effect shall be an amount equal to the LMEP Price multiplied by Bauxite Shipments.
               (ii) The minimum Production Levy per MT is determined at an LMEP of U.S. $[***] per Metric Ton and shall escalate from U.S. $[***] per Metric Ton in direct proportion to increases in LMEP.
          (d) St. Ann Bauxite shall have no obligation to pay any minimum amount of Production Levy with respect to any calendar year except as required pursuant to, and subject to the terms of this Section 6.01 with respect to actual Bauxite Shipments.
          (e) Except as hereinafter provided, St. Ann Bauxite will pay the Production Levy on all bauxite and laterite extracted or won by St. Ann Bauxite in each calendar year in monthly installments within fifteen (15) days after the end of each calendar month. However, for administrative convenience, such Production Levy installments will be calculated (1) on the basis of total bauxite shipped by St. Ann Bauxite during the period from January 1 of each calendar year to the end of the month (during such calendar year) for which the payment is due, (2) using a provisional Production Levy rate equivalent to the basic rate referred to in the Bauxite (Production Levy) Act as gazetted from time to time, and (3) after subtracting the sum of all monthly installments of Production Levy previously paid with respect to such calendar year period.
          (f) The quarterly statements of prices for primary aluminum required to be filed by St. Ann Bauxite under Section 4(2) of the Bauxite (Production Levy) Act, shall be prepared in aggregate form (reflecting gross sales revenues and tonnages) consistent with the definition of LMEP in Section 6.01(b)(ii) above.
     6.02 Notwithstanding the foregoing, the Government agrees that it shall, given the special circumstances herein, temporarily grant to
St. Ann Bauxite a [***]% waiver of the

payment of any and all such Production Levy for the period from the Effective Date through December 31, 2007.
ARTICLE VII
ROYALTIES
     7.01 Royalties.
     During the term hereof the total royalty payable under the Mining Act or the Mining Regulations, as amended from time to time, by St. Ann Bauxite to any Person for the mining of bauxite shall be at the rate of U.S. $1.50 per dry MT of monohydrate bauxite shipped and U.S. $2.00 per dry MT of trihydrate bauxite shipped; provided that during any period when the Production Levy is payable by St. Ann Bauxite, the royalty shall be at the rate of U.S. $0.50 per dry MT. Such royalty shall be paid in United States dollars.
     7.02 Monohydrate Levels.
     For the purposes of this Article VII, an MT of monohydrate bauxite shall be deemed to mean an MT of bauxite whose monohydrate content is 3% or higher whereas an MT of trihydrate bauxite shall mean an MT of bauxite whose monohydrate content is less than 3%. It is however agreed that verification of bauxite monohydrate content, for the purposes of this provision, shall be conducted on a shipment basis and certified in accordance with the procedures set out in Schedule 7.02 hereto.
ARTICLE VIII
OTHER TAXES AND CHARGES
     8.01 Other Taxes and Charges.
     During the term of this Agreement, the Government shall indemnify and save St. Ann Bauxite harmless from any obligation to pay or liability for any further taxes or other government impositions of whatever kind or nature on, or in connection with, St. Ann Bauxite’s and the Partnership’s bauxite mining enterprise in Jamaica, either directly or indirectly, except that St. Ann Bauxite shall be liable to pay all taxes or other government impositions of whatever kind or nature, which are now or may hereafter be imposed and which are of general application in Jamaica and are not applied in a discriminatory manner to St. Ann Bauxite as a recognised bauxite producer, provided however that this provision shall not apply to those taxes or other government impositions for which specific and separate limitations are contained elsewhere in this Agreement.
     8.02 Property Tax.
          (a) For the purposes of property tax, the valuation of lands containing minerals which belong to the Government by virtue of the Minerals (Vesting) Act or any other present or future Act shall not take into account the presence of the said minerals.

          (b) Neither St. Ann Bauxite nor the Partnership shall be liable to pay a higher rate of property tax on lands owned by St. Ann Bauxite or the Partnership or leased to either of them, nor shall the value of any property so owned or occupied by either of them for the purposes of its bauxite mining operations be assessed on a basis different from that used for other land owners engaged in industrial or commercial operations.
          (c) The Partners or the Partnership shall be liable to pay such property taxes, rates and other outgoings in respect of the Lands that, under applicable law, are payable with respect to periods during which they or it are in possession thereof.
     8.03 Customs Duties and Other Similar Impost.
          (a) No tonnage tax, consumption duty, customs duty or other similar impost shall be payable by St. Ann Bauxite or the Partnership or, pursuant to Section 4(3) of the Encouragement Act by the holder of a contract with St. Ann Bauxite, in respect of any of the articles referred to in Sections 4 and 7 of the Encouragement Act, any items necessary for the repair, maintenance or restoration of those items specified in Part 1 of the Schedule to the said Act, during applicable periods mentioned in said Act, or in respect of any such articles or items imported during such period or any extension thereof; and
          (b) No excise duty shall be payable by St. Ann Bauxite or the Partnership or, pursuant to Section 8(3) of the said Act by the holder of a contract with St. Ann Bauxite or the Partnership, on any of the articles referred to in Section 8 Subsections (1) and (3) of such Act during the period described in Section 15.01(a) or any extension thereof.
          (c) All documents used in connection with the importation into Jamaica of any of the articles referred to in Subsection 1 of Sections 4 and/or 7 of the Encouragement Act shall be exempt from additional Stamp Duty.
          (d) St. Ann Bauxite shall pay and advance to the Government and its agencies all taxes, duties, charges or similar imposts, including but not limited to transfer taxes, stamp duty, and registration fees, which are payable under applicable laws in respect of its acquisition of Kaiser Bauxite’s undivided interest in the assets, property and in the Original Partnership under the terms of the Asset Purchase Agreement. St. Ann Bauxite will indemnify JBM against the payment of any such taxes, duties, charges or similar imposts which may be raised against it by virtue of being a member of the Original Partnership or the Partnership.
     8.04 Consultation on Extension of Fiscal Regime.
     The provisions of Articles V, VI, VII and VIII shall become effective as of the Effective Date and shall govern the period from the Effective Date through December 31, 2005. Starting not later than July 2005 and during succeeding months, the Government and St. Ann Bauxite will have further discussions with a view to establishing an appropriate fiscal regime for such period or periods commencing January 1, 2006 as may be agreed between the parties; provided, however, that in the event such a fiscal regime is not agreed upon by the parties, the provisions of Articles V, VI, VII and VIII, as same may be amended from time to time by agreement between the parties, shall be extended unless and until the parties shall have reached agreement on such a fiscal regime.

ARTICLE IX
(INTENTIONALLY OMITTED)
ARTICLE X
MINIMUM PRODUCTION REQUIREMENTS
     10.01 Minimum Production Requirements.
     The minimum production requirements for St. Ann Bauxite set forth in the Bauxite (Production Levy) Act and the Mining Act for each calendar year shall be subject to the following exceptions:
          (a) If force majeure conditions, as defined in Section 14.01, occur which affect operations of the Partnership or St. Ann Bauxite, or an Affiliate of the Partnership or St. Ann Bauxite, and which prevent, curtail or delay the Partnership or St. Ann Bauxite from meeting the yearly minimum tonnage requirements for any such calendar year, St. Ann Bauxite shall be relieved from the obligation to meet such yearly minimum production requirements to the extent necessary as a result of the occurrence of such conditions. St. Ann Bauxite will promptly inform the Government by written notice of the occurrence of such conditions, which notice shall also include St. Ann Bauxite’s best estimate at that time of the probable extent to which St. Ann Bauxite will be prevented from meeting the minimum tonnage requirements for such calendar year. In such case, St. Ann Bauxite will keep the Government fully informed and submit revised or confirmatory estimates from time to time as the case may require.
          (b) If, at any time, market conditions require a world-wide or regional reduction in requirements of bauxite or alumina by St. Ann Bauxite, Century Aluminum Company or Noranda Aluminum, Inc. in any calendar year, then, after written notice to that effect from St. Ann Bauxite, Century Aluminum Company or Noranda Aluminum, Inc. is given to the Government, the parties will promptly begin discussions concerning the minimum tonnage to be established by the Government and made applicable to the Partnership for such year, taking into account Jamaica’s actual share of the supply of bauxite or alumina for the Century Aluminum Company system or Noranda Aluminum, Inc. system, as applicable, from all sources.
ARTICLE XI
GOVERNMENT OPTION FOR UNUSED CAPACITY
     11.01 Option to Government.
          (a) Subject as hereunder provided, the parties hereto agree that mining operations of the Partnership shall at all times be operated at the full capacity of the Bauxite Reserves Requirement. Compliance by St. Ann Bauxite with its obligations under Section 11.01(b) below shall be deemed to constitute compliance with this Section 11.01(a).

          (b) Recognising the economic advantages of conducting mining operations at the highest effective operating rate, the parties agree that the Partnership shall direct the Managing Partner to achieve such highest effective operating rate as is consistent with operating considerations including safety, quality, environment, consumption of raw material and operating supplies and other similar factors and conditions as they exist from time to time.
          (c) The Government or any of its agencies shall have the right from time to time to any unused capacity, paying to St. Ann Bauxite therefor the amount provided in Section 11 .02(b)(i) hereof.
          (d) Production at the mining facility may be reduced if:
               (i) production is not required by St. Ann Bauxite; and
               (ii) the Government has not elected to purchase the unused capacity as hereinafter provided.
     11.02 Establishing and Paying for Shortfall.
          (a) St. Ann Bauxite shall declare to the Government or its appropriate agency not later than the 10th day of October in each year during the continuance of this Agreement the then capacity of the mining operations and the quantity of bauxite which it does not require for the succeeding calendar year. The Government shall be entitled at any time up to and including the 31st of December in such year to notify St. Ann Bauxite in writing of the amount of such excess capacity which it requires. Subject to force majeure, St. Ann Bauxite shall be obliged to produce the amount so required and the Government shall be entitled to such amount and required to take the same during the succeeding calendar year. The Government shall be entitled to take the same quantity for each year of a three year contract if it reasonably demonstrates to the satisfaction of St. Ann Bauxite that a three year contract is necessary for it to sell such bauxite. If at any time whether before or after the Government notifies St. Ann Bauxite of the amount of the excess capacity which it requires, St. Ann Bauxite informs the Government that it considers it can sell or otherwise utilise what it had previously designated as excess capacity or any part thereof and if at such time Government has not sold such amount or is not then negotiating for the sale thereof and has not reached a stage that it cannot resile therefrom, the excess capacity notification previously given by St. Ann Bauxite will be deemed not to have been given, but if St. Ann Bauxite requires less than the amount of the tonnage that it had previously designated as excess capacity then the Government shall have the absolute right to accept or reject St. Ann Bauxite’s request.
          (b) The terms upon which any excess capacity is taken by the Government shall be as follows:
               (i) The price payable by the Government to St. Ann Bauxite per MT of bauxite shall be equal to the total of the direct mining costs plus depreciation for that year, divided by the number of MTs of bauxite produced by the Partnership during that year.

               (ii) All other terms of sale and purchase for the quantity accepted by the Government for delivery shall be in accordance with the provisions, mutatis mutandis, of the Mining Agreement, as if the Government was named therein in the place of St. Ann Bauxite.
     11.03 Annual Capital Charge.
     St. Ann Bauxite shall pay the asset usage fee required by Section 17.03 of the Partnership Deed notwithstanding that any bauxite mined by the Partnership is sold to the Government as herein provided.
     11.04 Further Assurances.
     St. Ann Bauxite agrees to do all acts and to conduct all operations in a timely manner to efficiently carry out and discharge all of its obligations under this Article.
ARTICLE XII
APPROVALS AND AGENTS
     12.01 Permits and Approvals.
     The Government will, where the power to do so is vested in the Government and where the Government has expressly or impliedly undertaken to do so in this Agreement or any Implementing Document, grant to St. Ann Bauxite and the Partnership in a timely manner all licenses, permits, authorizations, orders or such other approvals as are necessary or appropriate to enable St. Ann Bauxite and the Partnership to perform their obligations and to exercise their rights under this Agreement or any Implementing Document. In those cases where such power is not vested in the Government, the Government will give to St. Ann Bauxite and the Partnership all assistance necessary for St. Ann Bauxite and the Partnership to obtain in a timely manner all such licenses, permits, authorizations, orders or such other approvals.
     12.02 Agents and Contractors.
     Without being relieved of any of their respective obligations hereunder, St. Ann Bauxite and its Affiliates shall have the right to exercise their respective rights and to perform their respective obligations under this Agreement through the use of such agents and contractors as they may designate.
ARTICLE XIII
SETTLEMENT OF DISPUTES
     13.01 Settlement of Disputes.
          (a) Any disputes between the parties which may arise from or in consequence of this Agreement or an Implementing Document, including a breach of any provision of this Agreement or an Implementing Document, other than disputes described in Section 13.01(b)

shall, unless settled by mutual agreement of the parties or by conciliation or arbitration procedures agreed to by the parties, be referred to Jamaican courts having jurisdiction thereof or to other procedures under Jamaican law for determination in accordance with the laws of Jamaica.
          (b) Any disputes between the parties hereto which may arise from or in consequence of Article V, VI, VII, VIII, X or XI or Section 2.02 or 2.05, including a breach of any provisions of any of such Articles or Sections, and from any other provisions hereof or thereof which are related to such Articles, or which involve the validity or binding effect of this Agreement or any Implementing Document (which validity and binding effect shall be conclusively presumed), shall, unless settled by mutual agreement of the parties or by conciliation procedures otherwise agreed to by the parties, be referred for settlement by arbitration in accordance with Section 13.02 to the exclusion of any other remedy and as a condition precedent to any action in any court.
          (c) For purposes of this Article the term “parties” shall include the Government and any agency, instrumentality or subdivision thereof and St. Ann Bauxite and any Affiliate having rights or obligations under this Agreement or an Implementing Document.
     13.02 Arbitration Procedures.
          (a) Any dispute described in Section 13.01(b) which shall be referred for settlement by arbitration shall be referred to an Arbitral Tribunal consisting of three (3) arbitrators, one arbitrator appointed by each party hereto and the third arbitrator, who shall be Chairman of the Arbitral Tribunal, appointed by agreement of the parties. The Chairman shall not be closely connected with, or have been in the public service of, or be a national of Canada, the United States of America or Jamaica, and shall be a person of recognized standing in jurisprudence.
          (b) Either party wishing to institute an arbitration proceeding under this Section shall address a written notice to that effect to the other party. Such notice shall designate the place of arbitration and shall contain a statement setting forth the nature of the dispute and the nature of the relief sought. The date of such notice shall determine the date of institution of arbitration under this Section. Pending a decision or award of the Arbitral Tribunal, continuance of operations or activities shall not prejudice the claim of either party to the dispute.
          (c) If, within forty-five (45) days after the date of institution of arbitration under this Section, the parties have not agreed upon the arbitrator who will be the Chairman, or if either side shall have failed by written notice to appoint an arbitrator, then such arbitrator or arbitrators or the Chairman shall be appointed by the President, for the time being, of the Law Society of England and Wales.
          (d) In case any arbitrator appointed in accordance with this Section shall fail to accept his appointment, resign, die, otherwise fail or be unable to act, a successor arbitrator shall be appointed in the same manner prescribed for the appointment of the arbitrator or Chairman whom he succeeds, and such successor shall have all powers and duties of his predecessor.

          (e) The place of arbitration shall be that designated in the notice of the instituting party referred to in Section 13.01(b) unless the other party, within forty-five (45) days thereof, shall by written notice object to the place so designated. In the event of such objection, the place of arbitration shall be Hamilton, Bermuda. The Arbitral Tribunal shall convene at such times as shall be fixed by the Chairman.
          (f) The Arbitral Tribunal shall decide all questions relating to its jurisdiction and competence and, subject to the provisions of this Section and except as the parties shall otherwise agree, shall determine its procedure. All decisions of the Arbitral Tribunal shall be by majority of the votes of all of its members.
          (g) The failure of a party to appoint an arbitrator, to appear or to present its case shall not prevent or hinder the Arbitral Tribunal from dealing with the questions submitted to it or from rendering an award. The Arbitral Tribunal shall, if requested by a party to the dispute, determine any incidental or additional claims or counterclaims arising out of the subject matter of the dispute or grant provisional relief or issue interlocutory orders to mitigate damages or prevent irreparable injury.
          (h) The Arbitral Tribunal shall decide all disputes, other than those covered by Section 13.01(a), in accordance with all applicable rules of law, including international law, so as to give full force and effect to the spirit as well as the letter of the applicable provisions of this Agreement and the Implementing Documents and the intent of the parties as expressed therein.
          (i) An award in writing signed by a majority of the Arbitral Tribunal shall constitute the award of such Arbitral Tribunal. The award shall deal with the questions submitted to the Arbitral Tribunal and shall state the reasons upon which it is based. In the event the decision or award of the Arbitral Tribunal recognizes that a complainant was justified, provision may be made in such decisions or award for such reparation as may appropriately be made in favor of the complainant. Signed counterparts of the award shall be transmitted by the Arbitral Tribunal to each party. The Arbitral Tribunal shall not publish its award to third parties without the consent of the parties hereto.
          (j) Each party shall, in good faith, abide by and comply with any award rendered by the Arbitral Tribunal in accordance with this Section. An award rendered in accordance with this Section shall be final, conclusive and legally binding upon the parties to this Agreement and the Implementing Documents. If, within sixty (60) days after counterparts of the award are transmitted to the parties, the award shall not be complied with, any party may enter judgment upon, or institute proceedings to enforce, the award in any court of competent jurisdiction against any other party, may enforce such judgment by execution or may pursue any other appropriate remedy or proceeding against such other party for the enforcement of the award and the provisions of this Agreement and the Implementing Documents, and the parties, to the extent legally permitted, expressly and irrevocably waive the right to invoke or avail themselves of any privilege of or immunity from jurisdiction or the execution or enforcement of such award or judgment.
          (k) Each party to the dispute shall defray its own expenses in the arbitral proceedings. The Arbitral Tribunal shall determine the fees and expenses of its members, the costs of the arbitral proceedings and how and by whom such fees, expenses and costs are to be paid. Such decision shall form a part of the award.
     13.03 Continued Effectiveness.
     Notwithstanding the termination or expiration of this Agreement, the provisions of this Article shall continue in full force and effect with respect to any arbitration proceedings instituted prior to the expiration of two (2) years following such termination or expiration.
ARTICLE XIV
MISCELLANEOUS
     14.01 Force Majeure.
          (a) A failure by the Government, or any of its agencies, instrumentalities or subdivisions, or by St. Ann Bauxite or any of its Affiliates to carry out any of its or their obligations or to exercise any of its or their rights under this Agreement shall not be deemed a breach of contract or waiver of rights if such failure is caused by force majeure. If any activities or other performance contemplated by this Agreement are delayed, curtailed or prevented by force majeure, then, anything in this Agreement to the contrary notwithstanding, the time for carrying out the obligations or exercising the rights thereby affected shall be extended for a period equal to a total of the periods during which such causes or their effects were operative.
          (b) For purposes of this Agreement, force majeure shall mean, to the extent beyond a party’s reasonable control, war, revolution, invasion, insurrection, civil disorders, acts of God, compliance with laws and orders of the Jamaican Government or any subdivision thereof, labour disputes or strikes, or any other condition or circumstance of a similar character or any other cause beyond the reasonable control of the party whose ability to exercise its rights or perform its obligations is affected.
          (c) It is understood and agreed that the Government may invoke an act of its governmental authority, including the adoption or issuance of laws and orders, as force majeure only if such act does not have as one of its principal purposes the frustration of any right or obligation under this Agreement.
          (d) The party whose ability to exercise its rights or to perform its obligations is affected by force majeure shall notify the other party in writing, stating the cause, and the parties shall use their commercially reasonable efforts to remove such cause; provided, however, that no party shall be obligated to resolve or terminate any disagreement with third parties, including labor disputes, except under conditions acceptable to it or pursuant to the final decision of any arbitral, judicial or statutory agency having jurisdiction finally to resolve the disagreement.
     14.02 Notices.
     All notices and other communications given pursuant to this Agreement shall be in writing and shall be personally delivered or mailed, postage prepaid, by registered mail or by certified mail return receipt requested (airmail if from one country to another), or sent by reputable international overnight courier service, addressed as follows:

If to the Government:	Office of the Prime Minister
Jamaica House
Hope Road
Kingston 10
Jamaica
Attention: Cabinet Secretary

with copy to:	Financial Secretary
Ministry of Finance and Planning
30 National Heroes Circle
Kingston 4 Jamaica

Permanent Secretary
Ministry of Development
Jamaica House
1 Devon Road
Kingston 10 Jamaica

Managing Director
Jamaica Bauxite Mining Limited
36 Trafalgar Road
Kingston 10 Jamaica

If to St. Ann Bauxite:	St. Ann Bauxite Limited
c/o Myers, Fletcher & Gordon
Park Place, 21 East Street
Kingston, Jamaica W.I.
Attn: Patrick Rousseau

with copy to:	Century Aluminum Company
2511 Garden Road
Building A, Suite 200
Monterey, CA 93940
United States of America
Attn: General Counsel

Noranda Aluminum, Inc.
Five Corporate Centre
801 Crescent Centre Drive
Suite 600
Franklin, TN 37067
Attn: President

or to such other address as a party may from time to time notify the others. Any notice or other communication personally delivered or send by overnight courier shall be deemed to have been effectively given at the time of delivery, and any notice mailed as aforesaid shall be deemed to have been effectively given on the seventh (7th) day after the date of posting if being sent to an address within the same country and if being sent to another country, on the fourteenth (14th) day after the date of posting.
     14.03 Assignment.
     The terms, covenants and conditions of this Agreement shall inure to the benefit of, and shall be legally binding upon, the parties hereto and their respective successors. The rights and obligations of the parties hereunder may not be transferred or assigned in whole or in part.
     14.04 Integration, Modification and Waiver.
          (a) This Agreement and the Implementing Documents, together with the other exhibits and Schedules hereto constitute the entire agreement between the parties hereto, and supersede all previous negotiations, commitments, writings and agreements among the parties, with respect to the subject matter hereof.
          (b) No release, amendment, alteration, modification or interpretation of this Agreement shall be binding upon the parties hereto unless in writing and executed by a duly authorized officer or representative of each of the parties hereto.
          (c) The failure of any party hereto to enforce at any time any of the provisions of this Agreement, or to exercise any option, election or right which is herein provided, shall in no way be construed to be a waiver of such provisions nor in any way to affect the validity of this Agreement or any part thereof or the right of any party to thereafter enforce each and every such provision and to exercise any such option, election or right. No waiver of any breach of this Agreement shall be held to be a waiver of any other breach. No waiver of any provision of this Agreement will be effective as against any party hereto unless in writing and executed by a duly authorized officer or representative of such party.
     14.05 Headings.
     The titles and headings appearing in this Agreement have been inserted as a matter of convenience of reference only and in no way define, limit or describe the scope and intent of this Agreement or otherwise control or affect this Agreement.
ARTICLE XV
TERM AND EFFECTIVENESS OF AGREEMENTS
     15.01 Effective Date and Term of this Agreement.
     The term of this Agreement shall commence on October 1, 2004 (the “Effective Date”), and except for those provisions of this Agreement which expire after a period of time specified in such provision, this Agreement, as amended from time to time, and all rights and obligations set forth herein shall continue in full force and effect until the expiration of the last to expire of the St. Ann Mining Leases.
     15.02 Execution and Effectiveness of Implementing Documents.
     Exhibits A through H shall be executed in the form attached hereto, and shall become effective, as of the Effective Date.
     15.03 Rights and Obligations Surviving Expiration.
     The following rights and obligations under this Agreement and each Implementing Document shall continue in effect after the expiration of this Agreement:
          (a) rights and obligations relating to the transfer of funds and properties which have not yet been completed at the time of termination, but only for the time necessary or appropriate to exercise such rights and perform such obligations; and
          (b) rights and obligations of the parties under and pursuant to Article XIII of this Agreement.
[REMAINDER OF PAGE INTENTIONALLY BLANK — SIGNATURE PAGES FOLLOW]

     SIGNED BY THE PARTIES HERETO on the day and year first above written.

ST. ANN BAUXITE LIMITED		THE GOVERNMENT OF JAMAICA

By:	/s/ William H. Brooks	By:	/s/ Omar Davies

	Name: William H. Brooks		Minister of Finance and Planning
Title: Vice President

By:	/s/ Peter C. McGuire	By:	/s/ Paul Robertson

	Name: Peter C. McGuire		Minister of Development
Title: Assistant Secretary

Exhibits and Schedules to Establishment Agreement

Exhibit A-1	—	Special Mining Lease

Exhibit A-2	—	Special Reserves Map

Exhibit B	—	Deed of Partnership

Exhibit C	—	Management Agreement

Exhibit D	—	Mining Agreement

Exhibit E	—	Agency Agreement

Exhibit F	—	Century Aluminum Company Undertaking

Exhibit G	—	Noranda Aluminum, Inc. Undertaking

Exhibit H	—	Government of Jamaica Undertaking

Schedule 3.03(a)	—	GOJ Lands

Schedule 3.03(a)(i)	—	Rental Lands Formula

Schedule 7.02	—	Monohydrate Certification

Schedule 7.02
Monohydrate Certification
1.	SAMPLING

a)	St. Ann Bauxite shall take a representative shipment sample in accordance with the standard practice at the loading port for each shipment of bauxite. Three sub-samples shall be prepared for the sample, one for St. Ann Bauxite, one for the Jamaica Bauxite Institute (“JBI”) and one sealed and retained by St. Ann Bauxite for independent referee analysis. St. Ann Bauxite shall dispatch JBI’s sub-sample to JBI in accordance with its instructions.

b)	The cost of sampling at the loading port and the cost of dispatch to JBI shall be for the account of St. Ann Bauxite. JBI shall have the right to appoint a representative to be present at the loading port of sampling at JBI’s expense and at JBI’s risk.

2.	ANALYSIS

a)	St. Ann Bauxite shall analyze the sub-sample obtained at the loading port for each shipment of bauxite within two (2) days of the ship’s sailing of such sample in accordance with the relevant standard producer practice. St. Ann Bauxite shall email JBI with the results of the analysis promptly after they are known. St. Ann Bauxite shall issue a certificate of analysis stating its results and shall at its cost deliver such certificate to JBI as early as practicable and in any event within fifteen (15) days after each vessel’s departure from the loading port for that shipment. It will be presumed that the entire shipment from which the sample was taken conforms to the analysis.

b)	Within thirty (30) days from receipt of the sample dispatched to JBI, JBI may notify St. Ann Bauxite that the bauxite does not conform to the specifications set forth in the certificate of analysis and the extent of that non-conformity. If JBI does notify St. Ann Bauxite within this time St. Ann Bauxite shall advise JBI within ten (10) days after such notification is received whether or not St. Ann Bauxite agrees with JBI’s analysis. If St. Ann Bauxite does not agree, the referee sample will be analyzed as soon as possible by a referee laboratory acceptable to JBI and St. Ann Bauxite (neither party shall unreasonably withhold or delay its acceptance of a laboratory). In the event that JBI and St. Ann Bauxite are unable to agree on the identity of such referee laboratory then SGS SA with head offices at 1 Place des Alpes, 1211 Geneva, Switzerland shall be the accepted independent referee laboratory. The referee laboratory will analyze the referee sample in accordance with the applicable analytical procedures adopted under Clause 2a hereof and a copy of its analysis shall be made available to both parties. Such analysis shall be final and binding on the parties and the monohydrate content of the bauxite contained in the relevant shipment shall be deemed to be the same as that of the referee sample. St. Ann Bauxite and JBI will share the cost of any referee analysis equally.